EXHIBIT 10.1

AMENDED AND RESTATED LINE OF CREDIT NOTE AND AGREEMENT

$250,000.00	Effective as of October 1, 2022

Pursuant to the Letter Agreement effective as of October 1, 2022 (the “Agreement”), the parties to that certain Line of Credit Note and Agreement dated March 14, 2016 (the “Original Note”) seek to restate in its entirety the Original Note and reflect the set-off described in the Agreement.

THEREFORE, FOR VALUE RECEIVED, INFINITE GROUP, INC., a Delaware corporation with an address at 80 Office Park Way, Pittsford, NY 14534 (the “Borrower”) promises to pay to the order of JAMES V. LEONARDO, an individual with an address at 435 Smith Street, Rochester, NY 14608 (the “Holder”) the principal amount of TWO HUNDRED FIFTY THOUSAND AND 00/100 Dollars ($250,000.00) (the “Principal Amount”) in lawful money of the United States of America plus interest, subject to the terms set forth in this Amended and Restated Line of Credit Note and Agreement (this “Note”).

1. Interest Rate. Commencing per annum on the date hereof, interest shall accrue on the unpaid principal balance due under this Note at Ten Percent (10%) per annum (the “Interest Rate”) subject to Section 2(b) below. All computations of interest and other fees, to the extent applicable, shall be based on a 365-day year and the number of days elapsed.

2. Payment.

(a) Quarterly Payments. Commencing on December 31, 2022 and continuing on a quarterly basis through and including September 30, 2023 (the “Maturity Date”), Borrower shall make equal payments of interest in the amount of six thousand two hundred fifty Dollars and zero Cents ($6,250). The entire unpaid principal sum then outstanding together with all accrued and unpaid interest and all other charges and fees due from Borrower to Holder under the Note, if any, shall be due and payable on the Maturity Date.

(b) Options to Extend Term of Payments. The Borrower shall be entitled to extend the Maturity Date for up to four (4) one (1) year extensions; provided that (i) no Event of Default then exists, and (ii) the Borrower gives the Holder, at least ninety (90) days prior to the initial Maturity Date, the First Extension Maturity Date, the Second Extension Maturity Date, the Third Extension Maturity Date or the Fourth Extension Maturity Date, as the case may be, written notice of such extension. The Borrower’s delivery of written notice to extend shall be irrevocable. In connection with any such extension, the parties hereto shall execute any documents reasonably requested in connection with or to evidence such extension. If the Borrower elects to exercise its options to extend the term of payments as set forth hereunder, the interest that shall accrue on the unpaid principal balance due under this Note shall be as follows, as the case may be: (i) October 1, 2023 - September 30, 2024 - Ten Percent (10%) interest rate per annum, (ii) October 1, 2024 - September 30, 2025 - Eleven Percent (11%) interest rate per annum, (iii) October 1, 2025 - September 30, 2026 - Eleven Percent (11%) interest rate per annum, and (iv) October 1, 2026 - September 30, 2027 - Twelve Percent (12%) interest rate per annum. For purposes of this Note, the term “First Extension Maturity Date” means September 30, 2024, the term “Second Extension Maturity Date” means September 30, 2025, the term “Third Extension Maturity Date” means September 30, 2026 and the term “Fourth Extension Maturity Date” means September 30, 2027. If Borrower extends the Maturity Date as set forth in this Section 2(b), the payments shall continue to be made quarterly by the Borrower and the Borrower shall execute and deliver any and all documents requested by the Holder to reflect the updated quarterly payment amounts hereunder and the interest rate accrual percentage(s).

(c) Making of Payments. Borrower shall make payments hereunder to Holder on or before the due dates for such payments as set forth in Section 2(a) and Section 2(b), if applicable.

(d) Permissive Prepayments. Borrower shall have the right to prepay amounts due hereunder, in whole or in part, at any time, and from time to time, without premium or penalty. Each such prepayment shall first be applied against Expenses (as defined below), then against accrued but unpaid interest, and finally against the outstanding principal balance.

(e) Change of Control. The entire unpaid principal balance of this Note, together with all accrued interest thereon, shall accelerate and become immediately due and payable to Holder in the event of a Change of Control of Borrower. For purposes of this Note, “Change of Control” shall mean (i) any “person” or “group” (within the meaning of Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of more than 50% of the outstanding voting securities of the Borrower, (ii) any reorganization, merger or consolidation of the Borrower, other than a transaction or series of related transactions in which the holders of the voting securities of the Borrower outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, own at least a majority of the total voting power represented by the outstanding voting securities of the Borrower or such other surviving or resulting entity, or (iii) a sale or other disposition of all or substantially all of the assets of the Borrower.

3. Events of Default. Unless Holder shall otherwise consent in writing, any of the following events or conditions shall constitute an “Event of Default”: (a) failure by the Borrower to pay when due (whether at the stated maturity dates, by acceleration, or otherwise) any amount due and owing under this Note; (b) Borrower defaults in the performance of any obligation, condition, covenant, or other provision of this Note; or (c) Borrower commences (or has commenced against it and not dismissed or stayed within forty-five (45) days) any proceeding or request for relief under any bankruptcy, insolvency, or similar laws now or hereafter in effect. Borrower shall have thirty (30) days from the date on which Holder has provided Borrower with written notice specifying the Event(s) of Default to cure any such Event(s) of Default (the “Cure Period”). If Borrower fails to cure any Event(s) of Default during the Cure Period, Holder without demand of performance or other demand, presentment, protest, advertisement, or notice of any kind (except any notice required by law) to or upon the Borrower or any other person (all and each of which demands, presentments, protests, advertisements, and notices are hereby waived), may declare all or any part of the unpaid Principal Amount, unpaid interest, or any other amounts owing under this Note to be immediately due and payable without demand or notice of any kind.

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4. Expenses. In addition to all other amounts payable under this Note, Borrower shall on demand pay all costs and expenses of Holder (including reasonable attorneys’ fees) incurred in connection with collecting any overdue amounts under this Note, or otherwise enforcing any right of Holder as a result of a breach under this Note (collectively the “Expenses”).

5. Governing Law; Venue. This Note shall be governed by, and construed in accordance with, the laws of the State of New York. Holder and Borrower hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of New York and the federal courts of the United States of America, in each case located in Monroe County, in respect of the interpretation and enforcement of the provisions of this Note, and each of Holder and Borrower hereby waives, and agrees not to assert, as a defense in any action, suit, or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit, or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Note may not be enforced in or by such courts. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING (I) TO ENFORCE OR DEFEND ANY RIGHTS UNDER OR IN CONNECTION WITH THIS NOTE OR ANY AMENDMENT, INSTRUMENT, DOCUMENT, OR AGREEMENT DELIVERED IN CONNECTION HEREWITH, OR (II) ARISING FROM ANY DISPUTE OR CONTROVERSY RELATED TO THIS NOTE, OR ANY SUCH AMENDMENT, INSTRUMENT, DOCUMENT, OR AGREEMENT, AND THE PARTIES AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

6. Miscellaneous.

(a) No amendment, modification, or waiver of any provision of this Note, or any consent to any departure by Borrower therefrom, shall be effective unless set forth in a writing duly executed by Holder, and any such waiver or consent shall only be effective in the specific instance given.

(b) This Note shall be binding upon Borrower and his successors and permitted assigns, and shall inure to the benefit of Holder and its successors and assigns, including, without limitation, subsequent holders of this Note. Notwithstanding the immediately preceding sentence, Borrower shall not assign this Note without the prior written consent of Holder.

(c) All notices, requests, consents, and demands by the parties hereunder shall be delivered by hand or by recognized national overnight courier service, addressed to the party to be notified at the addresses set forth on the first page above.

(d) Notices shall be effective immediately upon delivery. Any party hereto may change the address specified herein by written notice to the other party hereto. A party may from time-to-time update its notice information by providing notice pursuant to this Section 6(d).

(e) If after receipt of any payment of all, or any part of, any amount under this Note, Holder is, for any reason, compelled to surrender such payment to any person or entity because such payment is determined to be void or voidable as a preference, an impermissible setoff, or a diversion of trust funds, or for any other reason, this Note shall continue in full force and Borrower shall be liable, and shall indemnify and hold Holder harmless for, the amount of such payment surrendered. The immediately preceding sentence shall be and remain effective notwithstanding any contrary action which may have been taken by Holder in reliance upon such payment, and any such contrary action so taken shall be without prejudice to Holder’s rights under this Note and shall be deemed to have been conditioned upon such payment having become final and irrevocable. The provisions of this Section shall survive the termination of this Note.

[Signature page follows]

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IN WITNESS WHEREOF, Borrower has executed this Note effective on the date first written above.

BORROWER:

Infinite Group, Inc.

By: /s/ James A. Villa

Name: James A. Villa

Title: President

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